AMENDMENT NO. 1 TO CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

This Amendment No. 1 dated as of March 24, 2018 (this “Amendment”) is to the Chief Compliance Officer Services Agreement dated July 15, 2015 (the “Agreement”), by and between ALPS Series Trust (the “Trust”), organized as a Delaware statutory trust, on behalf of the DDJ Opportunistic High Yield Fund (the “Fund”), a series of the Trust, and ALPS Fund Services, Inc. a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree amend the Agreement as follows:

1. Effective as of July 15, 2018, Section 3(a) of the Agreement is deleted in its entirety and replaced with revised Section 3(a) below, which includes the related Exhibit C attached hereto and incorporated into the Agreement:

SECTION 3. Fee.

(a) As compensation for the performance of the Services on behalf of the Fund, the Trust shall pay to ALPS the fees listed in Exhibit C hereto (the “Fee”). During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the total fee that would be charged for the same services would be the Fee, subject to, as of the anniversary date of the Agreement, an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALPS SERIES TRUST,
on behalf of the Fund

By:
Name:	Jeremy O. May
Title:	President

ALPS FUND SERVICES, INC.

By:
Name:	Edmund J. Burke
Title:	Director

Exhibit C

Fee

Redacted.

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